UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form 8-K
CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported) : August 1, 2011
ECHOSTAR CORPORATION (Exact name of registrant as specified in its charter)
NEVADA (State or other jurisdiction of incorporation)	001-33807 (Commission File Number)	26-1232727 (IRS Employer Identification No.)
100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)
(303) 706-4000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2011, EchoStar Corporation (“EchoStar”) increased the size of its Board of Directors from seven to eight and added Pradman P. Kaul as a member of the Board of Directors, effective August 1, 2011. Mr. Kaul currently serves as the President and Chief Executive Officer of Hughes Communications, Inc., a wholly owned subsidiary of EchoStar. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of Hughes Network Systems, LLC (“HNS” and, together with Hughes Communications, Inc., “Hughes”), a wholly owned subsidiary of Hughes Communications, Inc. Before joining HNS in 1973, Mr. Kaul worked at COMSAT Laboratories in Clarksburg, Maryland. Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul has been inducted as a member of the National Academy of Engineering. With over 37 years of experience at Hughes, Mr. Kaul has a deep knowledge and understanding of the satellite industry.

EchoStar's Board of Directors concluded that Mr. Kaul should serve as a member of the Board of Directors due, among other things, to his technical and managerial experience acquired in his long history within the satellite industry, including his experience with Hughes.

As previously disclosed in the Hughes Communications, Inc. Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 15, 2011 (File No: 001-33040), Pradman Kaul and his brother Pradeep Kaul, in the aggregate, own approximately 26%, on an undiluted basis, of the outstanding shares of Hughes Systique Corporation (“Hughes Systique”) in addition to EchoStar's 45% ownership in Hughes Systique, as a result of its acquisition of Hughes. Furthermore, Pradman Kaul serves on the board of directors of Hughes Systique and Pradeep Kaul is the CEO and President of Hughes Systique. Hughes Systique provides software development services to Hughes. For the six months ended June 30, 2011, Hughes paid approximately $5.5 million to Hughes Systique for these services. In addition, Hughes Systique holds a limited license from Hughes to use the HUGHES trademark. The license, which pre-existed the ownership of Hughes by EchoStar, is limited in that Hughes Systique may use the HUGHES trademark only in connection with its business of software development and associated consulting, licensing, sales, support, maintenance and hardware, and only in combination with the SYSTIQUE name. The license is non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free. In addition to other standard termination provisions (i.e., in the event of default or bankruptcy), Hughes may terminate the license agreement in its reasonable business discretion, or in the event that we (or any affiliate to which we transfer our ownership interest in Hughes Systique) cease to maintain an ownership interest in Hughes Systique. Further, Hughes and Hughes Systique are also parties to a term loan facility, pursuant to which Hughes committed to loan Hughes Systique up to $1.5 million. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. Hughes Systique has drawn the full $1.5 million under the term loan facility and Hughes is not obligated to provide any further funding to Hughes Systique under the term loan facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION
Date: August 2, 2011	By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Executive Vice President, General Counsel and Secretary